Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES EARLY TENDER RESULTS OF

PREVIOUSLY ANNOUNCED TENDER OFFER FOR

6.875% SENIOR UNSECURED NOTES DUE 2028

FRANKLIN, Tenn. (May 7, 2025) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today the early tender results of the previously announced cash tender offer (the “Tender Offer”) by its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), to purchase for cash any and all of the Issuer’s outstanding 6.875% Senior Unsecured Notes due 2028 (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated April 23, 2025 (the “Offer to Purchase”). According to Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer and Consent Solicitation (as defined below), as of 5:00 p.m., New York City time, on May 6, 2025 (the “Early Tender Deadline”), $584,101,000 aggregate principal amount, or approximately 93.32%, of the outstanding Notes were validly tendered and not validly withdrawn. All of the Notes validly tendered and not validly withdrawn by the Early Tender Deadline were accepted for purchase by the Issuer.

The table below identifies the aggregate principal amount of Notes validly tendered and not validly withdrawn as of the Early Tender Deadline and accepted for purchase by the Issuer, and the aggregate principal amount of Notes that will remain outstanding on the Early Settlement Date (as defined below).

CUSIP / ISIN No.(1)	Title of Security	Aggregate Principal Amount Outstanding (2)	Aggregate Principal Amount Tendered as of the Early Tender Deadline and Accepted for Purchase	Aggregate Principal Amount Remaining Outstanding
144A: 12543DBE9 / US12543DBE94 Reg. S: U17127AP3 / USU17127AP30	6.875% Senior Unsecured Notes due 2028	$625,885,000	$584,101,000	$41,784,000

(1)	CUSIP/ISIN information is provided for the convenience of holders of Notes. No representation is made as to the correctness or accuracy of such numbers.
(2)	Aggregate principal amount outstanding as of April 23, 2025.

The settlement date for Notes accepted for purchase as of the Early Tender Deadline is expected to occur on May 8, 2025 (the “Early Settlement Date”). The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on May 21, 2025, unless extended or earlier terminated by the Issuer.

The withdrawal deadline for the Tender Offer was 5:00 p.m., New York City time, on May 6, 2025 and has not been extended. Accordingly, previously tendered Notes may not be withdrawn, subject to applicable law.

As part of the Tender Offer, the Issuer also solicited consents (the “Consent Solicitation”) from the holders of the Notes for certain proposed amendments (the “Proposed Amendments”) as set forth in the Offer to Purchase that would, among other things, eliminate substantially all restrictive covenants, certain events of default and certain other provisions contained in the indenture governing the Notes (the “Notes Indenture”). Adoption of the Proposed Amendments requires the consent from at least a majority of the outstanding principal amount of Notes (the “Requisite Consent”). As of the Early Tender Deadline, the Issuer has received the Requisite Consent from the holders of the Notes to adopt the Proposed Amendments. As a result, the Issuer and the trustee under the Notes Indenture will enter into a supplemental indenture substantially concurrently with the Early Settlement Date to effect the Proposed Amendments.

The Tender Offer and the Consent Solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase.

The complete terms and conditions of the Tender Offer and the Consent Solicitation are set forth in the Offer to Purchase and remain unchanged.

The Issuer has retained Citigroup Global Markets Inc. to act as the dealer manager in connection with the Tender Offer and as the solicitation agent in connection with the Consent Solicitation. Questions about the Tender Offer or the Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect) or by email at ny.liabilitymanagement@citi.com. Copies of the Offer to Purchase and other related documents may be obtained from Global Bondholder Services Corporation, the depositary and the information agent for the Tender Offer and the Consent Solicitation, at (855) 654-2015 (toll free) or (212) 430-3774 (collect) or by email at contact@gbsc-usa.com.

The Tender Offer is being made solely by means of the Offer to Purchase. Under no circumstances shall this press release constitute an offer to purchase or sell or the solicitation of an offer to purchase or sell the Notes or any other securities of the Issuer or any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the Notes. No recommendation is made as to whether holders of Notes should tender their Notes.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts:	Media Contact:

Kevin J. Hammons, 615-465-7000	Tomi Galin, 615-628-6607
President and Chief Financial Officer	Executive Vice President, Corporate
or	Communications, Marketing and Public Affairs
Anton Hie, 615-465-7012
Vice President – Investor Relations

-END-